EXHIBIT 99.1

NEWS RELEASE	CONTACT: THOMAS H. POHLMAN
FOR IMMEDIATE RELEASE	CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251
APRIL 14, 2017

AMES NATIONAL CORPORATION

ANNOUNCES 2017 FIRST QUARTER EARNINGS RESULTS

First Quarter 2017 results:

For the quarter ended March 31, 2017, net income for Ames National Corporation (the Company) totaled $3,610,000 or $0.39 per share, compared to $3,807,000 or $0.41 per share earned in 2016. The decline in earnings is primarily the result of an increased provision for loan losses and higher interest expense, offset in part by an increase in loan interest income. The provision for loan losses in 2017 was due to the increase in the loan portfolio. The higher volume in the loan portfolio had a positive effect resulting in increased loan interest income. Average net loans for the three months were $52 million higher for the quarter ended March 31, 2017 compared to a year earlier.

First quarter net interest income totaled $9,883,000, an increase of $47,000, or 0.5%, compared to the same quarter a year ago. The slight improvement in net interest income was mainly due to increased loan volume funded primarily by deposit growth, offset by an increase in deposit interest rates. The increase in loan volume occurred primarily in Ames and Des Moines metro markets. All deposit categories increased except time deposits. Deposit interest rates increased in conjunction with general market interest rates, as the Federal Reserve Bank increased short term interest rate targets by 0.50% since December, 2016. The Company’s net interest margin was 3.20% for the quarter ended March 31, 2017 as compared to 3.36% for the quarter ended March 31, 2016 as the result of lower loan yields and higher deposit interest rates.

A provision for loan losses of $398,000 was recognized in the first quarter of 2017 as compared to $192,000 in the first quarter of 2016. The growth in the loan portfolio was the primary factor for the higher provision for loan losses for the quarter ended March 31, 2017. Net loan charge offs remained at a favorable level and totaled $3,000 for the quarter ended March 31, 2017 compared to net loan charge offs of $78,000 for the quarter ended March 31, 2016. The Iowa agricultural economy remains weak as a result of the current low grain prices; however, favorable crop yields provided better than break even cash flows in 2016 even with low crop prices for most of the Company’s farm customers.

Noninterest income for the first quarter of 2017 totaled $2,081,000 as compared to $2,099,000, a decrease of 0.9%, for the same period in 2016. The decrease in noninterest income is primarily due to lower wealth management income and to a lesser extent lower gains on the sale of loans, service fees, and merchant and card fees, offset in part by higher security gains. The lower wealth management income was primarily due to lower one time estate fees, offset in part by increases in assets under management. The decline in the gain on sale of loans was due to lower loan volume driven by a weakening of the refinance activity in central Iowa.

Noninterest expense for the first quarter of 2017 totaled $6,477,000 compared to $6,435,000 recorded in 2016, an increase of 0.7%, which was primarily due to increases in data processing costs, professional fees and other expenses, offset in part by decreases in FDIC insurance assessments and building occupancy costs. The efficiency ratio was 54.14% for the first quarter of 2017 as compared to 53.91% in 2016.

Balance Sheet Review:

As of March 31, 2017, total assets were $1,395,306,000, a $60.4 million increase in assets compared to March 31, 2016. The increase in assets was due primarily to an increase in the loan portfolio, which was funded by an increase in deposits and to a lesser extent a decrease in securities.

Securities available-for-sale as of March 31, 2017 declined to $516,353,000 from $523,273,000 as of March 31, 2016. The decrease in securities available-for-sale is primarily due to lower unrealized gain in the investment portfolio as higher market interest rates caused a decline in the fair value of the investment portfolio.

Net loans as of March 31, 2017 increased 9%, to $759,786,000, as compared to $695,627,000 as of March 31, 2016. Loan demand remained favorable for the quarter ended March 31, 2017 as most markets provided good additional lending opportunities, in particular the Ames and Des Moines metro market. The loan portfolio credit quality gauged by impaired loans was less favorable than a year ago as these non-performing loans totaled $5.4 million as of March 31, 2017 compared to $2.5 million as of March 31, 2016. The increase in impaired loans was due primarily to two commercial relationships which were downgraded to substandard-impaired classification during the fourth quarter of 2016. The allowance for loan losses on March 31, 2017 totaled $10,902,000, or 1.41% of gross loans, compared to $10,102,000 or 1.43% of gross loans as of March 31, 2016. The provisions for loan losses in 2017 and 2016 were necessary due to loan growth to maintain an adequate allowance for loan loss on the outstanding loan portfolio, as net charge offs were not significant.

Other assets as of March 31, 2017 were $10,228,000, as compared to $976,000 as of March 31, 2016. The increase in other assets was mainly due to receivables from two brokers related to the sale of securities available-for-sale.

Deposits totaled $1,141,672,000 on March 31, 2017, compared to $1,083,854,000 recorded at March 31, 2016. The increase in deposits are primarily due to increases in retail and public demand deposit balances and retail money market balances, offset in part by a decrease in other time deposits.

Securities sold under agreements to repurchase totaled $50,374,000 as of March 31, 2017 as compared to $50,380,000 recorded as of March 31, 2016.

The Company’s stockholders’ equity represented 12.0% of total assets as of March 31, 2017 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $168,127,000 as of March 31, 2017, compared to $165,472,000 as of March 31, 2016. The increase in stockholders’ equity was the result of the retention of net income in excess of dividends, offset in part by the after tax impact of depreciation in the fair value of securities available for sale.

Shareholder Information:

Return on average assets was 1.05% for the quarter ended March 31, 2017, compared to 1.16% for the same period in 2016. Return on average equity was 8.66% for the quarter ended March 31, 2017, compared to the 9.28% in 2016.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $30.60 on March 31, 2017. During the first quarter of 2017, the price ranged from $28.50 to $37.45.

On February 8, 2017, the Company declared a quarterly cash dividend on common stock, payable on May 15, 2017 to stockholders of record as of May 1, 2017, equal to $0.22 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

March 31, 2017 and 2016

(unaudited)

ASSETS	2017	2016
Cash and due from banks	$24,843,933	$21,620,875
Interest bearing deposits in financial institutions	49,361,944	59,739,010
Securities available-for-sale	516,352,893	523,272,746
Loans receivable, net	759,786,001	695,627,262
Loans held for sale	196,145	443,571
Bank premises and equipment, net	15,901,957	16,768,218
Accrued income receivable	7,270,957	7,381,129
Other real estate owned	542,812	1,124,384
Deferred income taxes	2,850,082	-
Other intangible assets, net	1,238,290	1,213,483
Goodwill	6,732,216	6,732,216
Other assets	10,228,498	975,895

Total assets	$1,395,305,728	$1,334,898,789

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$202,797,222	$193,177,754
NOW accounts	343,459,201	304,055,155
Savings and money market	396,934,766	369,326,455
Time, $250,000 and over	37,253,819	38,715,001
Other time	161,227,296	178,579,704
Total deposits	1,141,672,304	1,083,854,069

Securities sold under agreements to repurchase	50,373,505	50,379,586
Federal Home Loan Bank (FHLB) advances and other borrowings	27,500,000	28,500,000
Deferred income taxes	-	139,019
Dividends payable	2,048,401	1,955,292
Accrued expenses and other liabilities	5,584,808	4,598,993
Total liabilities	1,227,179,018	1,169,426,959

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,310,913 shares as of March 31, 2017 and 2016	18,621,826	18,621,826
Additional paid-in capital	20,878,728	20,878,728
Retained earnings	127,743,103	120,119,566
Accumulated other comprehensive income	883,053	5,851,710
Total stockholders' equity	168,126,710	165,471,830

Total liabilities and stockholders' equity	$1,395,305,728	$1,334,898,789

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Interest income:
Loans	$8,115,685	$7,857,970
Securities
Taxable	1,512,919	1,495,310
Tax-exempt	1,318,062	1,400,031
Interest bearing deposits and federal funds sold	137,173	95,703

Total interest income	11,083,839	10,849,014

Interest expense:
Deposits	921,430	750,121
Other borrowed funds	279,401	263,370

Total interest expense	1,200,831	1,013,491

Net interest income	9,883,008	9,835,523

Provision for loan losses	397,574	192,014

Net interest income after provision for loan losses	9,485,434	9,643,509

Noninterest income:
Wealth Management Income	698,932	787,108
Service fees	359,132	397,091
Securities gains, net	365,035	201,693
Gain on sale of loans held for sale	138,012	176,757
Merchant and card fees	315,036	344,073
Other noninterest income	204,471	192,750

Total noninterest income	2,080,618	2,099,472

Noninterest expense:
Salaries and employee benefits	4,045,644	4,051,784
Data processing	823,779	761,132
Occupancy expenses, net	544,030	603,437
FDIC insurance assessments	103,831	163,988
Professional fees	298,145	267,916
Business development	237,741	235,160
Other real estate owned (income) expense, net	4,134	(19,616)
Intangible asset amortization	98,802	95,248
Other operating expenses, net	320,618	275,675

Total noninterest expense	6,476,724	6,434,724

Income before income taxes	5,089,328	5,308,257

Income tax expense	1,479,200	1,501,166

Net income	$3,610,128	$3,807,091

Basic and diluted earnings per share	$0.39	$0.41

Declared dividends per share	$0.22	$0.21